Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Investor and Press Contact:	Brian K. Finneran Executive Vice President & Chief Financial Officer (631) 208-2400	4 West Second Street Riverhead, NY 11901 invest@scnb.com

Suffolk Shareholders Approve the Proposed Merger of Suffolk Bancorp and People’s United Financial, Inc.

RIVERHEAD, NY – October 13, 2016 – Shareholders of Suffolk Bancorp (“Suffolk”) (NYSE:SCNB) today approved the proposed merger of Suffolk and People’s United Financial, Inc. (“People’s United”).

Pending regulatory approval, and subject to the terms of the Agreement and Plan of Merger dated as of June 26, 2016, Suffolk will merge with and into People’s United, and Suffolk County National Bank will merge with and into People’s United Bank, National Association.

Following the special meeting of Suffolk shareholders, Howard C. Bluver, President and Chief Executive Officer of Suffolk, said “We are very grateful to our shareholders for their overwhelming support of this transaction. Over 97% of the votes cast at the special meeting were in favor of the merger. With today’s vote, we move one step closer to completing the transaction with People’s United and further benefitting our shareholders, customers and the communities we serve.”

About Suffolk Bancorp

Suffolk Bancorp (NYSE: SCNB) is a one-bank holding company that provides commercial banking and financial services through Suffolk County National Bank (“SCNB”), its wholly owned subsidiary. Founded in 1890, SCNB is headquartered in Riverhead, NY and serves the Long Island market, incorporating Long Island’s East End, western Suffolk, and Nassau counties as well as Manhattan and the other Boroughs. SCNB is a nationally chartered commercial bank offering a full range of products and services including deposit accounts, commercial, multi-family and consumer lending, residential mortgages, cash management, and investment services.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections. In addition to factors previously disclosed in People’s United’s and Suffolk’s reports filed with the SEC and those that may be identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule, and including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the Suffolk business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of People’s United’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the impact, extent and timing of technological changes; capital management activities; litigation; increased capital requirements, other regulatory requirements or enhanced regulatory supervision; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.